Exhibit 4.1

OWENS-BROCKWAY GLASS CONTAINER INC.

the Company

and

The Guarantors set forth in Annex A attached hereto

INDENTURE

dated as of May 18, 2026

Regions Bank

the Trustee

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ii

ANNEXES

Annex A Guarantors

EXHIBITS

Exhibit A	Form of Certificate of Transfer
Exhibit B	Form of Certificate of Exchange
Exhibit C	Form of Guarantee
Exhibit D	Form of Note
Exhibit E	Form of Supplemental Indenture

iii

INDENTURE dated as of May 18, 2026 among Owens-Brockway Glass Container Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) and Regions Bank, a state banking corporation existing under the laws of the State of Alabama, as Trustee.

RECITALS OF THE COMPANY

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance by the Company of $500,000,000 aggregate principal amount of 9.500% Senior Notes due 2033 issued on the date hereof (the “Initial Notes”), on the terms set forth herein.

Each Guarantor has duly authorized its Guarantee of the Initial Notes and to provide therefor each Guarantor has duly authorized the execution and delivery of this Indenture.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Initial Notes and any Additional Notes that are actually issued:

ARTICLE 1.

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01. Certain Definitions.

“144A Global Security” or “144A Global Securities” means any Global Security bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent, Transfer Agent, authenticating agent or co-Registrar, including any Agent performing one or more of such roles.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee thereof; (2) with respect to a partnership, the board of directors of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, New York or Toledo, Ohio are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP; provided that any lease that would have been characterized as an operating lease for purposes of GAAP prior to the issuance of FASB ASU No. 2016-02 shall be accounted for as an operating lease for purposes of this Indenture (whether or not such operating lease was in effect on such date) notwithstanding the fact that such lease is required in accordance with such ASU (on a prospective or retrospective basis or otherwise) to be treated as a capitalized lease.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means: (1) United States dollars, pounds sterling, euros, or the national currency of any member state in the European Union as of the date of this Indenture; (2) securities issued or directly and fully guaranteed or insured by the United States government, the government of the United Kingdom, or the government of Switzerland, or any country that is a member of the European Union as of the date of this Indenture or any agency or instrumentality thereof (provided that the full faith and credit of such government is pledged in support thereof) in each case maturing not more than two years from the date of acquisition; (3) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (4) certificates of deposit, time deposits, euro time deposits, overnight bank deposits or bankers’ acceptances having maturities of one year or less from the date of acquisition thereof, and overnight bank deposits, in each case, with any lender under the Credit Agreement or any domestic commercial bank having capital and surplus of not less than $250.0 million; (5) repurchase and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above; (6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year from the date of creation thereof; (7) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Rating Agency) with maturities of 12 months or less from the date of acquisition; (8) bills of exchange issued in the United States, the United Kingdom or Switzerland, or any country that is a member of the European Union as of the date of this Indenture eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and (9) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the types specified in clauses (1) through (8) above.

“Change of Control” means the occurrence of the following: any “person” or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), other than a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of OI Group; provided that so long as OI Group is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of OI Group unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent).

“Clearstream” means Clearstream Banking S.A.

“Collateral Documents” means, collectively, the Intercreditor Agreement, the Pledge Agreement and the Security Agreement, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed, replaced or otherwise restructured from time to time (whether with the original administrative agent or collateral agents, as applicable, or another agent or agents).

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means the party named as such above until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“Company Existing Senior Notes” means the Company’s 6.625% Senior Notes due 2027, the Company’s 7.250% Senior Notes due 2031 and the Company’s 7.375% Senior Notes due 2032.

“Corporate Trust Office” shall mean the corporate trust office of the Trustee, which shall initially be Regions Bank, Corporate Trust Services, 51 W Bay Street, 2nd Floor, Jacksonville, Florida 32202, or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated September 30, 2025, by and among the borrowers named therein, OI Group, Wells Fargo Bank, National Association, as administrative agent and as collateral agent, the arrangers named therein, the other agents, the overdraft/swingline providers named therein or party thereto and the lenders named therein or party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, supplemented, renewed, refunded, replaced, substituted or refinanced or otherwise restructured (including but not limited to, the inclusion of additional borrowers thereunder and increasing the amount of available borrowings thereunder) from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Security” or “Definitive Securities” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, except that such Note shall not bear the Global Security Legend and shall not have a “Schedule of Exchanges of Interests in the Global Security” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the person designated as Depositary for such Notes by the Company, which Depositary shall be a clearing agency registered under the Exchange Act.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Domestic Subsidiary” means any Restricted Subsidiary of OI Group other than a Foreign Subsidiary.

“EDGAR filing system” means the Electronic Data Gathering, Analysis and Retrieval computer system created by the Commission for the filing of reports with the Commission, or any successor filing system of the Commission.

“Equity Offering” means any public or private sale of common stock of OI Glass or any Parent (other than public offerings with respect to common stock registered on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of OI Glass or any Parent).

“ERISA Legend” means the legend set forth in Section 2.06(f)(iv) to be placed on all Notes issued under this Indenture.

“Euroclear” means Euroclear Bank, SA/NV.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Senior Notes” means the Company Existing Senior Notes and the OIEG Existing Senior Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction.

“Foreign Subsidiary” means any Restricted Subsidiary of OI Group which is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date, provided that at any date after the Issue Date, the Company may by written notice to the Trustee make an election to establish that GAAP means GAAP as in effect on a date that is after the Issue Date and on or prior to the date of such election.

“Global Security” means a Note issued to evidence all or a part of the Notes that is executed by the Company and authenticated and delivered by the Trustee to a Depositary or pursuant to such Depositary’s instructions, all in accordance with this Indenture and pursuant to Sections 2.01, 2.02, 2.06(d) or 2.06(g), which shall be registered as to principal and interest in the name of such Depositary or its nominee.

“Global Security Legend” means the legend set forth in Section 2.06(f)(ii) which is required to be placed on all Global Securities issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means: (1) OI Group; (2) each direct or indirect Domestic Subsidiary of OI Group (other than the Company) that guarantees the Credit Agreement as of the Issue Date; and (3) each future direct or indirect Domestic Subsidiary of OI Group that guarantees the Credit Agreement or other Subsidiary of OI Group that is otherwise required to Guarantee the Notes pursuant to this Indenture and, in each case, executes a Guarantee of the Notes in accordance with the provisions of this Indenture; and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates; (2) currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and (3) commodity swap agreements, commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (1) borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) banker’s acceptances; (4) representing Capital Lease Obligations; (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued liability or trade payable; or (6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes the lesser of the Fair Market Value on the date of incurrence of any asset of the specified Person subject to a Lien securing the Indebtedness of others and the amount of such Indebtedness secured and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would have been considered an operating lease under GAAP prior to the issuance of FASB ASU No. 2016-02, or any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or any obligations in respect of workers’ compensation claims, early retirement settlement or termination obligations, pension fund obligations or contributions or similar claims, contributions or obligations. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes (1) any accrued expenses and trade payables and (2) any letter of credit or analogous instrument to the extent it has not been drawn upon.

The amount of any Indebtedness outstanding as of any date shall be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of September 30, 2025, by and among Wells Fargo Bank, National Association, as administrative agent and collateral agent for the lenders party to the Credit Agreement, and any other parties thereto, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Issue Date” means May 18, 2026.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Maturity” when used with respect to any Note, means the date on which the Principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Short” means with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Net Tangible Assets” means Tangible Assets minus all current liabilities of OI Group and its Restricted Subsidiaries reflected on the most recent balance sheet of OI Group (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means, collectively, the Initial Notes and any Additional Notes.

“obligor” on the Notes means the Company, the Guarantors and any successor obligors on the Notes and the Guarantees of the Notes, as applicable.

“Offering Memorandum” means the Offering Memorandum, dated May 4, 2026, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Executive or Senior Vice President, any Vice-President, the Treasurer, the Controller, the Secretary, any Assistant Treasurer or any Assistant Secretary of OI Group or the Company, as the case may be.

“Officers’ Certificate” means a certificate signed by two Officers, one of whom must be the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the principal accounting officer of OI Group or the Company, as the case may be.

“OIEG” means OI European Group B.V., an indirect, wholly owned subsidiary of OI Group.

“OIEG Existing Senior Notes” means OIEG’s 6.250% Senior Notes due 2028, OIEG’s 5.250% Senior Notes due 2029 and OIEG’s 4.750% Senior Notes due 2030.

“OI Glass” means O-I Glass, Inc., a Delaware corporation.

“OI Group” means Owens-Illinois Group, Inc., a Delaware corporation, and its successors and assigns.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent” means any of OI Glass and any Other Parent and any other Person that is a Subsidiary of OI Glass or any Other Parent and of which OI Group is a Subsidiary. As used herein, “Other Parent” means a Person of which OI Group becomes a Subsidiary after the Issue Date; provided that immediately after OI Group first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of OI Group or a Parent of OI Group immediately prior to OI Group first becoming such Subsidiary.

“Participant” means, with respect to the Depositary, a Person who has an account with such Depositary.

“Permitted Liens” means: (1) Liens arising under the Collateral Documents on the Issue Date; (2) Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Restricted Subsidiary of OI Group, provided, however, that the aggregate amount of Indebtedness at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by OI Group or any Restricted Subsidiary of OI Group after August 24, 2015; (3) Liens in favor of OI Group or any Restricted Subsidiary of OI Group; (4) Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Restricted Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and extend only to the assets of the Person merged into or consolidated with OI Group or the Restricted Subsidiary; (5) Liens on property or shares of Capital Stock existing at the time of acquisition thereof by OI Group or any Restricted Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Restricted Subsidiary; (6) Liens on property or shares of Capital Stock of any Foreign Subsidiary, including shares of Capital Stock of any Foreign Subsidiary owned by a Domestic Subsidiary, to secure Indebtedness of a Foreign Subsidiary; (7) Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition, the completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) or (b) the commencement of full operation of such property, plant or equipment after the acquisition or completion of any such construction or substantial improvement, or to refinance any such Indebtedness previously so secured; (8) Liens to secure Indebtedness under any Capital Lease Obligation, other than any Capital Lease Obligation resulting from any Sale and Leaseback Transaction (unless the Sale and Leaseback Transaction is not subject to the limitation in Section 4.10(a) pursuant to Section 4.10(b)), and Liens arising from the interest or title of a lessor under any Capital Lease Obligation; (9) Liens encumbering customary initial deposits and margin deposits; (10) Liens securing Indebtedness under or in respect of Hedging Obligations; (11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business of OI Group and its Restricted Subsidiaries; (12) Liens on or sales of receivables and customary cash reserves established in connection therewith; (13) Liens securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; (14) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (15) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or Liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash-collateralize letters of credit; (16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and (17) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” means the Pledge Agreement, dated as of March 25, 2022, by and among OI Group, Owens-Brockway Packaging, Inc. and Wells Fargo Bank, National Association, as collateral agent, as amended by that certain Amendment No. 1 to the Credit Agreement and Syndicated Facility Agreement, dated August 30, 2022, as supplemented by that certain Reaffirmation Agreement, dated as of September 30, 2025 (the “Reaffirmation Agreement”), by and among OI Group, each of the direct and indirect subsidiaries of OI Group signatory thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent, and as further amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Principal” of a Note means the principal amount due on the Maturity of the Note plus the premium, if any, on the Note.

“Principal Property” means any manufacturing plant or manufacturing facility owned (excluding any equipment or personalty located therein) by OI Group or any of its Restricted Subsidiaries located within the continental United States that has a net book value in excess of 1.5% of Net Tangible Assets. For purposes of this definition, net book value will be measured at the time the relevant Sale and Leaseback Transaction is entered into.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means any of: (1) S&P; (2) Moody’s; or (3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be, and, in each case, any successors thereto.

“Registrar” has the meaning specified in Section 2.03 of this Indenture.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Security” or “Regulation S Global Securities” means any Global Security bearing the Global Security Legend, the Private Placement Legend and the Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Regulation S.

“Regulation S Legend” means the legend set forth in Section 2.06(f)(iii) to be placed on all Notes issued or exchanged under this Indenture pursuant to Regulation S.

“Responsible Officer” when used with respect to the Trustee, means any officer or assistant officer of the Trustee (or any successor of the Trustee) including any director, associate director, assistant secretary or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject who shall also have direct responsibility for the administration of this Indenture.

“Restricted Definitive Security” means a Definitive Security bearing the Private Placement Legend and, if applicable, the Regulation S Legend.

“Restricted Global Security” means a Global Security bearing the Private Placement Legend, and, if applicable, the Regulation S Legend.

“Restricted Period” means, with respect to the Notes, the 40-day restricted period as defined in Regulation S.

“Restricted Subsidiary” of a Person means all Subsidiaries of the referent Person.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor rating agency.

“Screened Affiliate” means any Affiliate of a Holder or, if the Holder is the Depositary or the Depositary’s nominee, of a beneficial owner, (i) that makes investment decisions independently from such Holder or beneficial owner and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder or beneficial owner and any other Affiliate of such Holder or beneficial owner that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holders or beneficial owners in connection with its investment in the Notes.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of March 25, 2022, entered into by and among OI Group, each of the direct and indirect subsidiaries of OI Group signatory thereto, each additional grantor that may become a party thereto, and Wells Fargo Bank, National Association, as collateral agent, as amended by that certain Amendment No. 1 to the Credit Agreement and Syndicated Facility Agreement, dated August 30, 2022, as supplemented by the Reaffirmation Agreement, and as further amended, amended and restated, supplemented or replaced or otherwise modified from time to time.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary of OI Group that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect as of the Issue Date.

“Specified New Senior Debt” means Specified New Senior Debt as defined in the Intercreditor Agreement or any substantially equivalent term or concept in the Intercreditor Agreement or the Credit Agreement.

“Stated Maturity” means, with respect to any installment of interest or Principal on any series of Indebtedness, the date on which such payment of interest or Principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or Principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of OI Group and its Restricted Subsidiaries, as shown on the most recent balance sheet of OI Group.

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, liquidation, dissolution or otherwise, in one transaction or a series of related transactions.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means the party named as such above until a successor becomes such pursuant to this Indenture and thereafter means or includes each party who is then a trustee hereunder.

“Unrestricted Definitive Securities” means one or more Definitive Securities that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Security” means a Global Security that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Security” attached thereto, and that is deposited with or on behalf of and registered in the name of a Depositary, representing Notes that do not and are not required to bear the Private Placement Legend.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Additional Notes”	2.01
“Applicable AML Law”	11.16
“Applicable Premium”	3.08
“Authentication Order”	2.02
“Authenticating Agent”	2.02
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08
“Change of Control Payment”	4.08
“Change of Control Payment Date”	4.08
“Custodian”	6.01
“Event of Default”	6.01
“Legal Holiday”	11.07
“Obligations”	10.01
“Paying Agent”	2.03
“Payment Default”	6.01
“Place of Payment”	2.01
“redemption price”	3.03
“Registrar”	2.03
“Sale and Leaseback Transaction”	4.10
“Successor Company”	5.01

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)	“or” is not exclusive;

(iv)	words in the singular include the plural, and in the plural include the singular; and

(v)	provisions apply to successive events and transactions.

ARTICLE 2.

THE SECURITIES

Section 2.01. Unlimited in Amount, Form and Dating.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The Company may issue additional Notes after the Initial Notes have been issued (the “Additional Notes”) in an unlimited principal amount having identical terms and conditions to the Initial Notes, except with respect to the issue date, the issue price, the first interest payment date and the first date from which interest will accrue. The Initial Notes together with any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that Additional Notes will not be issued with the same CUSIP or ISIN, as applicable, as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes.

If a Holder of Notes holds Notes as Definitive Securities and has given wire transfer instructions to the Company, the Company will pay all Principal and any interest on that Holder’s Notes in accordance with those instructions. The Principal of and any interest on the Notes shall be payable at the office or agency of the Company designated in the form of Note (each such place herein called the “Place of Payment”); provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the register of Notes referred to in Section 2.03.

Global and Definitive Securities. Notes may be issued as Global Securities or as Definitive Securities and shall be in substantially the form of Exhibit D attached hereto. Each Global Security shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of such outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, purchases and cancellations. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Securities that are held by Participants through Euroclear or Clearstream.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

Section 2.02. Execution and Authentication.

One Officer shall sign the Notes for the Company by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual, electronic or facsimile signature of the authorized signatory of the Trustee or the Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, the Company shall deliver such Note to the Trustee for cancellation pursuant to Section 2.10.

The Trustee will, upon receipt of a written order of the Company signed by one Officer (an “Authentication Order”) authenticate or cause the Authenticating Agent to authenticate the Notes for original issue that may be validly issued under this Indenture, including any Additional Notes.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Company to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

Section 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (a “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-Registrars and one or more additional paying agents for the Notes. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.

If the Company fails to maintain a Registrar or Paying Agent for the Notes, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

The Company hereby appoints the Trustee as the initial Registrar and Paying Agent for the Notes unless another Registrar or Paying Agent, as the case may be, is appointed prior to the time the Notes are first issued.

Section 2.04. Paying Agent to Hold Money in Trust.

Whenever the Company has one or more Paying Agents it shall, prior to each due date of the Principal of or interest on, any Notes, deposit with a Paying Agent a sum sufficient to pay the Principal or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such Principal or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act.

The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders of the Notes, or the Trustee all money held by such Paying Agent for the payment of Principal or interest on the Notes, and that such Paying Agent shall notify the Trustee of any Default by the Company or any other obligor of the Notes in making any such payment and at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent. If the Company or one of its Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon so doing, the Paying Agent (if other than the Company or a Restricted Subsidiary of the Company) shall have no further liability for such money. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes. A Paying Agent shall not be obligated to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee and each Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee or the Paying Agent may reasonably require of the names and addresses of Holders relating to such interest payment date or request, as the case may be.

Section 2.06. Transfer and Exchange.

(a)            Transfer and Exchange of Global Securities. A Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary. Global Securities will not be exchanged by the Company for Definitive Securities unless (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; (ii) the Company in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and delivers a written notice to such effect to the Trustee; or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the owner of a book-entry interest to issue Definitive Securities. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Securities shall be issued in such names as the Depositary shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.09, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.06(b), (c) or (d).

(b)            Transfer and Exchange of Beneficial Interests in Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Securities shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Securities also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Restricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Security in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Security may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Securities.

(A)            Prior to the expiration of the Restricted Period, interests in the Regulation S Global Securities may be exchanged for beneficial interests in the 144A Global Securities only if:

(1)            such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2)            the transferor complies with the requirements of Section 2.06(b)(iii) below.

(B)            In connection with all transfers and exchanges of beneficial interests in any Global Security that is not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in this Indenture and the Notes or otherwise applicable under the Securities Act, including the delivery of a certificate in the form of Exhibits A or B hereto, as applicable, including the certifications and an Opinion of Counsel as required thereby, the Trustee shall adjust the Principal amount of the relevant Global Security(s) pursuant to Section 2.06(g).

(iii)            Transfer of Beneficial Interests to Another Restricted Global Security. A beneficial interest in any Restricted Global Security may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Security if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in a 144A Global Security, then the transferor must deliver a certificate in the form of Exhibit A hereto including the certifications in item (1) thereof; and

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Security, then the transferor must deliver a certificate in the form of Exhibit A hereto including the certifications in item (2) thereof.

If any such transfer is effected pursuant to subparagraph (B) above at a time when an Unrestricted Global Security has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee or the Authenticating Agent shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) above.

Beneficial interests in an Unrestricted Global Security cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Security.

(c)            Transfer and Exchange of Beneficial Interests in Global Securities for Definitive Securities. A beneficial interest in a Global Security may not be exchanged for a Definitive Security except under the circumstances described in Section 2.06(a). A beneficial interest in a Global Security may not be transferred to a Person who takes delivery thereof in the form of a Definitive Security except under the circumstances described in Section 2.06(a).

(d)            Transfer and Exchange of Definitive Securities for Beneficial Interests in Global Securities.

(i)            Restricted Definitive Securities to Beneficial Interests in Restricted Global Securities. If any Holder of a Restricted Definitive Security proposes to exchange such Restricted Definitive Security for a beneficial interest in a Restricted Global Security or to transfer such Restricted Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Security, then, upon receipt by the Registrar of the following documentation:

(A)            if the Holder of such Restricted Definitive Security proposes to exchange such Restricted Definitive Security for a beneficial interest in a Restricted Global Security, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2)(a) thereof;

(B)            if such Restricted Definitive Security is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit A hereto including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Security is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit A hereto including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Security is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit A hereto, including the certifications in item (3)(a) thereof;

(E)            if such Restricted Definitive Security is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit A hereto including the certifications in item (3)(b) thereof, or

(F)            if such Restricted Definitive Security is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit A hereto including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Security, and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Security, in the case of clause (B) above, the 144A Global Security, and in the case of clause (C) above, the Regulation S Global Security.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(i), the Trustee shall cancel the Definitive Securities and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Security.

(ii)            Unrestricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of an Unrestricted Definitive Security may exchange such Unrestricted Definitive Security for a beneficial interest in an Unrestricted Global Security or transfer such Unrestricted Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Security and increase or cause to be increased the aggregate Principal amount of one of the Unrestricted Global Securities.

(e)            Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)            Restricted Definitive Securities to Restricted Definitive Securities. Any Restricted Definitive Security may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Security if the Registrar receives the following:

(A)            if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (1) thereof,

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (2) thereof, and

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (3) thereof.

(ii)            Unrestricted Definitive Securities to Unrestricted Definitive Securities. A Holder of Unrestricted Definitive Securities may transfer such Unrestricted Definitive Securities to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Securities pursuant to the instructions from the Holder thereof.

(f)            Legends. The following legends shall appear on the face of all Global Securities and Definitive Securities issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)            Private Placement Legend.

(1) Except as permitted by subparagraph (2) below, each Global Security and each Definitive Security (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION. NEITHER THIS NOTE, THE GUARANTEES ENDORSED HEREON NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON, BY ITS ACCEPTANCE HEREOF ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS NOTE, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES, AND THE LAST DATE ON WHICH OWENS-BROCKWAY GLASS CONTAINER INC. (THE “ISSUER”) OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON) (THE “RESALE RESTRICTION TERMINATION DATE”), ONLY (A) TO THE ISSUER, OWENS-ILLINOIS GROUP, INC. OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES AND THE GUARANTEES ENDORSED THEREON ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFSHORE TRANSACTIONS TO NON-U.S. PERSONS OCCURRING OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (D) OR (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE, AND (3) AGREES THAT IT GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(2) Notwithstanding the foregoing, any Global Security or Definitive Security issued pursuant to subparagraph (d)(ii) or (e)(ii) of this Section 2.06 or any Global Security or Definitive Security initially issued by the Company pursuant to an effective registration statement under the Securities Act (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend set forth in the first two paragraphs above.

(ii)            Global Security Legend. Each Global Security shall bear a legend in substantially the following form:

“THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)            Regulation S Legends. All Notes issued or exchanged under this Indenture pursuant to Regulation S shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(iv)            ERISA Legend. Each Global Security and each Definitive Security issued in exchange for a beneficial interest in a Global Security (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“BY ACCEPTANCE OF THIS NOTE, EACH ACQUIRER AND SUBSEQUENT TRANSFEREE OF THIS NOTE (OR ANY INTEREST HEREIN) WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN, AND NO PORTION OF THE ASSETS USED BY SUCH ACQUIRER OR TRANSFEREE TO ACQUIRE AND HOLD THIS NOTE (OR ANY INTEREST HEREIN) CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLAN, ACCOUNT AND ARRANGEMENT (EACH, A “PLAN”) OR (B) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR ANY SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(g)            Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Notes represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)            General Provisions Relating to Transfers and Exchanges.

(i)            Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall issue and execute and the Trustee or the Authenticating Agent shall authenticate Global Securities and Definitive Securities upon the receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)            No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.09, 3.06 or 9.04).

(iii)            All Global Securities and Definitive Securities issued upon any registration of transfer or exchange of Global Securities or Definitive Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Securities or Definitive Securities surrendered upon such registration of transfer or exchange.

(iv)            The Company and the Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (c) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(v)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of Principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi)            The Trustee or the Authenticating Agent shall authenticate Global Securities and Definitive Securities in accordance with the provisions of Section 2.02.

(vii)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or PDF.

(viii)            Each Holder of a Note agrees to indemnify the Company, the Trustee and any Agent against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants of the Depositary or beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall not be responsible for any act or failure to act by the Depositary.

Section 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate, or cause the Authenticating Agent to authenticate, a replacement Note if the Company’s and the Trustee’s requirements are met. The Trustee or the Company may require an indemnity bond to be furnished which is sufficient in the judgment of both to protect the Company, the Trustee, and any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its expenses in replacing a Note.

Every replacement Note is an obligation of the Company and shall be entitled to all the benefit of this Indenture equally and proportionately with any and all other Notes.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee or the Authenticating Agent, except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding. Except as set forth in the final paragraph of this Section 2.08, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If Notes are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes as to which a Trust Officer of the Trustee has actual knowledge are so owned shall be so disregarded.

Section 2.09. Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate, or cause the Authenticating Agent to authenticate, temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee or the Authenticating Agent shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.10. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and any Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and the Trustee shall destroy cancelled Notes and provide a certificate of destruction to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.11. Defaulted Interest.

If the Company fails to make a payment of interest on the Notes, it shall pay such defaulted interest on the Notes plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. It may elect to pay such defaulted interest, plus any such interest payable on it, to the Persons who are Holders of such Notes on which the interest is due on a subsequent special record date, which special record date shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money in the currency or currency unit in which the Notes are payable, equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest. Thereupon the Company shall fix a special record date for the payment of such defaulted interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment. The Company shall cause notice of the proposed payment of such defaulted interest and the special record date therefor to be mailed to each Holder of Notes at the address as it appears in the register of Notes referred to in Section 2.03, not less than 10 days prior to such special record date. Notice of the proposed payment of such defaulted interest and the special record date therefor having been so mailed, defaulted interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date.

Section 2.12. Special Record Dates.

(a)            The Company may, but shall not be obligated to, set a record date for the purpose of determining the identity of Holders entitled to consent to any supplement, amendment or waiver permitted by this Indenture. If a record date is fixed, the Holders of Notes outstanding on such record date, and no other Holders, shall be entitled to consent to such supplement, amendment or waiver or revoke any consent previously given, whether or not such Holders remain Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

(b)            The Company may, but shall not be obligated to, fix any day as a record date for the purpose of determining the Holders of Notes entitled to join in the giving or making of any notice of Default, any declaration of acceleration, any request to institute proceedings or any other similar direction. If a record date is fixed, the Holders of Notes outstanding on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided, however, that no such action shall be effective hereunder unless taken on or prior to the date 90 days after such record date.

(c)            The Company, in the event of defaulted interest, shall set a special record date in accordance with Section 2.11.

Section 2.13. CUSIP and ISIN Numbers.

The Company in issuing Notes may use “CUSIP” or “ISIN” numbers or both numbers, and, if so used, the Trustee shall use such “CUSIP” or “ISIN” numbers or both numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on such Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on such Notes, and any such action relating to such notice shall not be affected by any defect in or omission of such numbers in such notice. The Company shall promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

Section 2.14. Denominations.

The Notes shall be issuable only in denominations of $2,000 or an integral multiple of $1,000 above such minimum denomination amount.

Section 2.15. Agents.

(a)            The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)            The Company and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Company and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

ARTICLE 3.

REDEMPTION

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.08 hereof or is required to redeem the Notes pursuant to Section 4.08 hereof, it shall notify the Trustee of the redemption date and the principal amount of Notes to be redeemed.

The Company shall give the notice provided for in this Section 3.01 at least 10 days before the redemption date (unless a shorter notice period shall be satisfactory to the Trustee), which notice shall specify the provisions of such Notes pursuant to which the Company elects to redeem such Notes.

Any redemption of Notes (including in connection with an Equity Offering) or notice thereof may, in the Company’s discretion, be subject to satisfaction of one or more conditions precedent, which may include the consummation of any related Equity Offering.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the outstanding Notes are to be redeemed at any time, the Trustee shall select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate depending on and subject to the applicable procedures of the Depositary.

The Trustee shall not be liable for any selections made by it in accordance with this Section 3.02.

Notes and portions thereof that the Trustee selects shall be in amounts of $2,000 and integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly in writing of the Notes or portions of Notes to be called for redemption.

Section 3.03. Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company shall provide a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder as it appears in the register of Notes referred to in Section 2.03; provided that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. For Notes which are represented by Global Securities held by the Depositary, notices of redemption may be given by delivery of the relevant notices to such Depositary for communication to entitled account holders.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note.

The notice shall identify the Notes to be redeemed and shall state:

(1)            the redemption date and record date, if any;

(2)            the redemption price fixed in accordance with the terms of the Notes to be redeemed, plus accrued interest, if any, to the date fixed for redemption (the “redemption price”);

(3)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(4)            the name and address of the Paying Agent;

(5)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)            that, unless the Company defaults in payment of the redemption price, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)            the conditions precedent, if any, to the redemption;

(8)            the CUSIP number or ISIN number, if any, of the Notes to be redeemed; and

(9)            the Section and clause of this Indenture pursuant to which the Notes are to be redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense, which shall be prepared by the Company and provided to the Trustee. A notice mailed or otherwise provided in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives such notice. In any case, failure to provide such notice or any defect in the notice of the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is provided in accordance with Section 3.03, Notes called for redemption become due on the date fixed for redemption, unless the notice of redemption is subject to one or more conditions precedent, in which case the Notes called for redemption become due only upon the satisfaction or waiver of such conditions. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price. Unless there is a failure by the Company to deposit sufficient funds with the Paying Agent to pay the redemption price of the Notes as required by Section 3.05, on and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

Any redemption of Notes (including in connection with an Equity Offering) or notice thereof may, in the Company’s discretion, be subject to satisfaction of one or more conditions precedent, which may include the consummation of any related Equity Offering.

Section 3.05. Deposit of Redemption Price.

On or before 10:00 a.m. New York City time on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or any Restricted Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of all Notes called for redemption on that date other than Notes that have previously been delivered by the Company to the Trustee for cancellation. Subject to actual receipt of such funds as provided by this Section 3.05 by the Paying Agent, such Paying Agent shall make payments in accordance with the provisions of this Indenture. The applicable Paying Agent shall return to the Company any money not required for that purpose.

Section 3.06. Notes Redeemed in Part.

No Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. [Reserved].

Section 3.08. Optional Redemption.

(a)            On and after June 1, 2029, the Company may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.02 and Section 3.03, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Year	Redemption Price
2029	104.750%
2030	102.375%
2031 and thereafter	100.000%

(b)            At any time prior to June 1, 2029, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes), upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.02 and Section 3.03, at a redemption price of 109.500% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the redemption date, with the net cash proceeds of one or more Equity Offerings to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Capital Stock of the Company; provided that:

(1)            at least 50% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by OI Glass (or any Parent) and its Subsidiaries) (unless all Notes are redeemed substantially concurrently therewith); and

(2)            the redemption must occur within 180 days of the date of the closing of such Equity Offering.

(c)            At any time prior to June 1, 2029, the Company may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.02 and Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to (but not including), the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date).

“Applicable Premium” means, with respect to any Note on any redemption date, an amount equal to the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of the sum of (1) 100% of the principal amount that would be payable on such Note on June 1, 2029 plus (2) all required interest payments due on such Note through June 1, 2029 (excluding accrued but unpaid interest to the redemption date) computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date calculated as the average of the five most recent daily rates of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Selected Interest Rates (Daily)—H.15 release that has become publicly available at least two Business Days prior to the redemption date (or, if such release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2029 provided, however, that if the period from the redemption date to June 1, 2029 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield can be calculated, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields can be calculated except that if the period from the redemption date to June 1, 2029 is less than one year, the calculated weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(d)            For the avoidance of doubt, the Trustee shall have no responsibility, obligation or liability for the calculation of the Applicable Premium.

(e)            In addition, the Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.09. [Reserved].

Section 3.10. Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Securities.

The Company shall pay or cause to be paid the Principal of and interest on the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Restricted Subsidiary, holds as of 10:00 a.m. New York City time on that date immediately available funds designated for and sufficient to pay all Principal and interest then due. Subject to actual receipt of such funds as provided by this Section 4.01 by the applicable Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture.

To the extent lawful, the Company shall pay interest on overdue Principal and overdue installments of interest at the rate per annum borne by the Notes.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee. The address of the Corporate Trust Office for the Trustee located in the Borough of Manhattan, The City of New York is 250 Park Avenue, 6th Floor New York, NY 10177. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. Reports.

Whether or not required by the Commission, so long as any Notes are outstanding, OI Group shall furnish to the Trustee and registered Holders of the Notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if OI Group were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by OI Group’s independent registered public accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if OI Group were required to file such reports.

In addition, for so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For purposes of this Section 4.03, OI Group shall be deemed to have furnished the information and reports to the Trustee and the Holders as required by this Section 4.03 if OI Group has filed such reports with the Commission via the EDGAR filing system and such information and reports are publicly available or, provided the Trustee and the Holders are given prior written notice of such practice before the first posting thereof, OI Group has posted such information and reports on any Parent’s website and such information and reports are publicly available, including to the Trustee, the Holders, securities analysts and prospective investors.

OI Group shall be deemed to have satisfied the requirements of this Section 4.03 if any Parent files with the Commission via the EDGAR filing system reports, documents and information of the Parent of the types otherwise so required, in each case, within the applicable time periods, or, provided the Trustee and the Holders are given prior written notice of such practice before the first posting thereof, any Parent posts such information and reports on its website and such information and reports are publicly available, including to the Trustee, the Holders, securities analysts and prospective investors. If such Parent holds assets or has material operations separate and apart from its ownership of OI Group, then OI Group or such Parent shall provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such Parent and its Subsidiaries, on the one hand, and the information relating to OI Group and its Subsidiaries on a standalone basis, on the other hand.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.02 if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein including the Company’s compliance with any covenants hereunder (as to which the Trustee is entitled to rely conclusively on any Officers’ Certificate) and the Trustee shall have no responsibility or liability for the filing, timeliness or content of any such filings or reports by the Company.

Section 4.04. Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as officers of the Company, they would normally have knowledge of any failure by the Company to comply with all conditions, or default by the Company with respect to any covenants, under this Indenture, and further stating whether or not they have knowledge of any such failure or default and, if so, specifying each such failure or default and the nature thereof. For purposes of this Section 4.04, such compliance shall be determined without regard to any period of grace or requirement of notice provided for in this Indenture.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company shall pay, prior to delinquency, all material taxes, except as contested in good faith by appropriate proceedings.

Section 4.06. Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. [Reserved].

Section 4.08. Offer to Repurchase Upon a Change of Control.

If a Change of Control occurs, unless the Company has exercised its right to redeem all the Notes under Section 3.08 hereof, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer on the terms set forth in this Indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon, to (but not including) the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control or, at the Company’s option, prior to the consummation of such Change of Control but after the public announcement thereof, the Company shall provide a notice to each Holder at its registered address (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Change of Control Offer. Any Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state: (1) that the Change of Control Offer is being made pursuant to this Section 4.08; (2) the Change of Control Payment and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is provided (other than as required by law) (the “Change of Control Payment Date”); (3) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest; (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrete or accrue interest after the Change of Control Payment Date; (5) that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or the Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date; (6) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the Change of Control Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; (7) that Notes and portions of Notes purchased shall be in amounts of $2,000 or an integral multiple of $1,000 in excess thereof, except that if all of the Notes of a Holder are to be purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or an integral multiple of $1,000 in excess thereof, shall be purchased; and (8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent shall promptly cause to be delivered to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee (or an authentication agent appointed by it) shall promptly authenticate and mail (or cause to be transferred by book entry Notes which are represented by global certificates in accordance with the procedures of DTC) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions set forth above that require the Company to make a Change of Control Offer following a Change of Control shall not be applicable after a discharge of this Indenture pursuant to Section 8.01 or defeasance from the Company’s legal obligations with respect to the Notes pursuant to Section 8.03 or Section 8.04.

Notwithstanding anything to the contrary in this Section 4.08, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.08, unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Change of Control Offer is made.

In the event Holders of not less than 90% of the aggregate principal amount of the outstanding Notes tender and do not withdraw such Notes in a Change of Control Offer and the Company purchases all the properly tendered and not withdrawn Notes held by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 10 days and not more than 60 days prior notice to Holders as provided under Section 3.03, to redeem all the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment (it being understood that the date of purchase for purposes of such definition is the redemption date) (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date).

Section 4.09. Liens.

Neither OI Group nor any Restricted Subsidiary of OI Group shall create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any Restricted Subsidiary of OI Group, without effectively providing that the Notes (together with, at the option of OI Group, any other Indebtedness of OI Group or any Restricted Subsidiary of OI Group ranking equally in right of payment with the Notes for so long as the Notes are secured pursuant to this Section 4.09) shall be secured equally and ratably with (or at the option of OI Group, with higher Lien priority to) such Indebtedness until such time as such Indebtedness is no longer secured by such Lien, except:

(1)	Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement;

(2)	Liens existing on the Issue Date;

(3)	Liens granted after the Issue Date on any assets of OI Group or any of its Restricted Subsidiaries securing Indebtedness of OI Group or any of its Restricted Subsidiaries created in favor of the Holders of the Notes;

(4)	Liens securing Indebtedness which is incurred to extend, renew or refinance, in whole or in part, Indebtedness which is secured by Liens permitted to be incurred under this Indenture; provided that such Liens do not extend to or cover any assets of OI Group or any Restricted Subsidiary of OI Group other than the assets securing the Indebtedness being extended, renewed or refinanced (plus improvements, accessions, proceeds, dividends or distributions thereof) and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted (plus Indebtedness incurred to pay interest or premiums and costs, expenses and fees incurred in connection with such extension, renewal or refinancing);

(5)	Permitted Liens; and

(6)	Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (5) or this clause (6), provided that, based on a good faith determination of an Officer of the Company, the assets encumbered under any such substitute or replacement Lien are substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced.

Any Lien that is granted to secure the Notes under this Section 4.09 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this Section 4.09.

So long as the Credit Agreement is in effect, if the Notes are secured pursuant to the first sentence of this Section 4.09 in connection with securing any Specified New Senior Debt, the Notes shall be considered equally and ratably secured if they are secured pursuant to terms and provisions, including any collateral or other exclusions or exceptions described therein, no less favorable to the Holders of the Notes than those set forth in, or contemplated by, the Credit Agreement with respect to any Specified New Senior Debt.

Section 4.10. Limitation on Sale and Leaseback Transactions.

(a) OI Group shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which OI Group or any of its Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by OI Group or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if OI Group or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the Notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

(b) The following Sale and Leaseback Transactions are not subject to the limitation set forth in Section 4.10(a) and the provisions described in Section 4.09 above:

(1)	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2)	leases between only OI Group and a Restricted Subsidiary of OI Group or only between Restricted Subsidiaries of OI Group;

(3)	leases where the proceeds from the sale of the subject property are at least equal to the Fair Market Value (as determined in good faith by OI Group) of the subject property and OI Group or such Restricted Subsidiary (as applicable) applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, OI Group may deliver Notes to the Trustee for cancellation; and

(4)	leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

Section 4.11. Limitations on Issuances of Guarantees of Indebtedness.

OI Group shall not permit any of its Domestic Subsidiaries, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Company or OI Group unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Domestic Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness. In addition, OI Group shall not permit any Foreign Subsidiary, directly or indirectly, to Guarantee the payment of any of the Existing Senior Notes unless such Foreign Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Foreign Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Existing Senior Notes.

Notwithstanding the preceding paragraph, such Guarantee shall be automatically and unconditionally released and discharged as provided by Section 10.10.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets.

OI Group shall not, in any transaction or series of transactions, merge or consolidate with or into or, directly or indirectly, Transfer all or substantially all of its properties and assets to, any Person or Persons, and OI Group shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a Transfer of all or substantially all of the properties and assets of OI Group and its Restricted Subsidiaries, on a consolidated basis, to any other Person or Persons, unless at the time and after giving effect thereto:

(1)	either: (a) OI Group or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than OI Group or such Restricted Subsidiary) (the “Successor Company”) or to which such Transfer shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Successor Company (if other than OI Group or such Restricted Subsidiary) or the Person to which such Transfer shall have been made assumes by supplemental indenture executed by the Successor Company or Person, as the case may be, and delivered to the Trustee, all the obligations of OI Group or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the Notes and this Indenture;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	OI Group or the Successor Company formed by or surviving any such consolidation or merger (if other than OI Group), or the Person to which such Transfer shall have been made, delivers or causes to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such transaction or series of transactions and the supplemental indenture in respect thereto comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction and the supplemental indenture have been complied with.

This Section 5.01 shall not apply (other than with respect to the Company) to (i) a merger or consolidation of any Restricted Subsidiary of OI Group into OI Group, a merger or consolidation of any Restricted Subsidiary of OI Group with or into any other Restricted Subsidiary of OI Group or the Transfer of assets between or among any such Restricted Subsidiaries and (ii) a merger or consolidation of OI Group into any Restricted Subsidiary of OI Group or a Transfer of assets from OI Group to any of its Restricted Subsidiaries so long as all assets of OI Group and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by OI Group (if applicable), such Restricted Subsidiary, its Restricted Subsidiaries and/or any other Restricted Subsidiaries of OI Group in existence immediately prior to such transaction.

Section 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any transfer by OI Group or its Restricted Subsidiaries (other than by lease) of all or substantially all of the assets of OI Group in accordance with Section 5.01, the Successor Company or the Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company and OI Group under this Indenture with the same effect as if such Successor Company or Person had been named as the Company and OI Group herein. In the event of any such transfer, the Company and OI Group shall be released and discharged from all liabilities and obligations in respect of the Notes and this Indenture, and Company and OI Group may be dissolved, wound up or liquidated at any time thereafter.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

An “Event of Default” occurs with respect to the Notes if:

(1)	the Company defaults in the payment of interest on the Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the Company defaults in the payment of the Principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption or otherwise;

(3)	failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions of Section 4.08.

(4)	failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or the Holders of at least 30% in principal amount of the Notes then outstanding under this Indenture to comply with any of the other agreements (other than those specified in clause (3) above) in this Indenture, the Notes and the Guarantees of the Notes (with respect to any Guarantor);

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity;

and in any individual case, (i) the principal amount of any such Indebtedness is equal to or in excess of $100.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200.0 million or more and (ii) OI Group has received notice specifying the default from the Trustee or the Holders of at least 30% in principal amount of the Notes then outstanding under this Indenture and does not cure the default within 30 days;

(6)	any final judgment or order for payment of money in excess of $100.0 million in any individual case and $200.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment or order shall not have been paid, discharged or stayed for a period of 60 days after its entry;

(7)	except as permitted by this Indenture, any Guarantee of the Notes by OI Group or any Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or OI Group or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes;

(8)	the Company, OI Group or any Significant Subsidiary of OI Group pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case;

(b)	consents to the entry of an order for relief against it in an involuntary case;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	admits in writing its inability generally to pay its debts as the same become due; and

(9)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Company, OI Group or any Significant Subsidiary of OI Group in an involuntary case;

(b)	appoints a Custodian of the Company, OI Group or any Significant Subsidiary of OI Group or for all or substantially all of such entity’s property; or

(c)	orders the liquidation of the Company, OI Group or any Significant Subsidiary of OI Group;

and the order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Pursuant to Section 4.04, forthwith upon becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision hereof shall be deemed to be cured upon the delivery of any such report required by Section 4.03 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.02. Acceleration.

(a)            If an Event of Default other than an Event of Default specified in clauses (8) and (9) of Section 6.01, occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the then outstanding Notes by notice in writing to the Company and the Trustee, in the case of notice by the Holders, specifying the respective Event of Default and that it is a “notice of acceleration” may declare the unpaid Principal of and any accrued and unpaid interest on all the Notes to be due and payable immediately. Upon such declaration the Principal (or such lesser amount) and interest shall be due and payable immediately. If an Event of Default specified in clauses (8) or (9) of Section 6.01 occurs, all outstanding Notes shall become and be due and payable immediately without any declaration, act or notice or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of Principal (or such lesser amount) or interest, if any, that has become due solely because of the acceleration.

(b)            Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is Depositary or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), with representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such noteholder’s Position Representation within five Business Days of request thereof (a “Verification Covenant”). In any case in which the Holder is the Depositary or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of the Depositary or its nominee and the Depositary shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Holder is Net Short and/or whether such Holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certifications under this Indenture or in connection with the Notes or if any such Position Representation, Verification Covenant, Noteholder Direction, or any related certifications comply with this Indenture, the Notes, or any other document. It is understood and agreed that the Company and the Trustee shall be entitled to conclusively rely on each representation, deemed representation and certification made by, and covenant of, each beneficial owner provided for in this paragraph. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each beneficial owner notwithstanding that any such Person may have ceased to be a beneficial owner, this Indenture may have been terminated or the Notes may have been redeemed in full.

(c)            If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction.

(d)            If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e)            Notwithstanding anything in Section 6.03(b), (c) or (d) hereof to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

(f)            For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Section 6.03. Other Remedies.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Subject to Section 9.02, the Holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the Principal of any Note (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

Section 6.05. Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that is unduly prejudicial to the rights of another Holder of Notes (however the Trustee shall not have any obligation to determine this), or that may involve the Trustee in personal liability. The Trustee may take any other action which it deems proper that is not inconsistent with any such direction.

Section 6.06. Limitation on Suits.

A Holder of Notes may not pursue a remedy with respect to this Indenture, the Notes or any Guarantee of Notes, if any, unless:

(a)            the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)            the Holders of at least 30% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)            such Holder or Holders offer to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense;

(d)            the Trustee does not comply with the request within 30 days after receipt of the request and, if requested, the provision of indemnity and/or security; and

(e)            during such 30-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of Principal or interest) if it determines that withholding notice is in the interest of such Holders.

No Holder of any Notes may use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to bring suit for the enforcement of payment of Principal of and interest, if any, on the Note, on or after the respective due dates expressed in the Note, shall not be impaired or affected without the consent of the Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing with respect to Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Principal (or such portion of the Principal as may be specified as due upon acceleration at that time) and interest, if any, remaining unpaid on the Notes then outstanding, together with (to the extent lawful) interest on overdue Principal and interest, and such further amount as shall be sufficient to cover the costs and, to the extent lawful, expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 7.06.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled to and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:	to the Trustee, its agents and attorneys and the Agents, their agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:	to Holders for amounts due and unpaid on the Notes for Principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Principal and interest; and

Third:	to the Company or to such party as a court of competent jurisdiction shall direct. Until so applied, such payments shall be held in a separate account, in trust, by the Trustee or invested by the Trustee at the written direction of the Company. At such time as no Notes remain outstanding, any excess money held by the Trustee shall be paid to the Company.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10. The Trustee shall notify the Company in writing reasonably in advance of any such record date and payment date.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defense made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b)            Except during the continuance of an Event of Default known to the Trustee:

(i)	the duties of the Trustee and the Agents shall be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)            No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to perform any duty or exercise any of its rights or powers under this Indenture at the request of the Holders, unless such Holder has offered to the Trustee security and, if requested, the provision of indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Absent written instruction from the Company, the Trustee shall not be required to invest any such money. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)            The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer of the Trustee assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee and such notice clearly references the Notes, the Company or this Indenture.

(h)            Whether or not expressly provided in any other provision herein, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified and all other rights provided in Section 7.06, this Section 7.01 and Section 7.02, are extended to, and shall be enforceable by the Trustee in each of its capacities in which it may serve, and to each Agent and any other person employed to act hereunder.

Section 7.02. Rights of Trustee.

(a)            The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit.

(b)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)            The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers under this Indenture, unless the Trustee’s conduct constitutes negligence.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            The Trustee may consult with counsel or other professional advisors of its selection and may rely on the written advice of such counsel, professional advisor or any Opinion of Counsel.

(g)            The Trustee shall not be deemed to have knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)            Except with respect to Sections 4.01, 4.03 and 4.04, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 4.

(i)            Delivery of reports, information and documents to the Trustee under Article 4 (other than the delivery of Officers’ Certificates pursuant to Section 4.04) is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates).

(j)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and by each agent (including the Agents), custodian and other person employed to act hereunder.

(k)            The Trustee shall not be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss or profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)            The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(m)            In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(n)            The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

Section 7.03. Individual Rights of Trustee.

The Trustee or Agents in their individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate with the same rights it would have if they were not Trustee or Agent. However, in the event that the Trustee or any Agent acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

Section 7.04. Trustee’s Disclaimer.

The Trustee will not be responsible and makes no representation as to the validity or adequacy of this Indenture or the Notes (including any Guarantee), it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s discretion under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document, including but not limited to the Offering Memorandum, in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default with respect to the Notes occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to all Holders of Notes a notice of the Default or Event of Default within 60 days after it occurs. Except in the case of a Default or Event of Default in payment on any such Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of such Holders.

Section 7.06. Compensation and Indemnity.

The Company, or upon the failure of the Company to pay, each Guarantor, jointly and severally, shall pay to the Trustee and the Agents from time to time compensation as shall be agreed upon in writing for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company, and each Guarantor, jointly and severally, shall reimburse the Trustee or the Agent as the case may be promptly upon written request for all reasonable disbursements, advances and out-of-pocket expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include reasonable compensation, disbursements and out-of-pocket expenses of the Agent and Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify each of the Trustee (including its directors, officers, agents and employees), any predecessor Trustee and the Agents for any and all loss, liability, damage, claims or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Agents) incurred by them, without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this Indenture and their duties hereunder including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee or the Agents as the case may be shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder, except when such failure to notify is prejudicial to the Company or the Guarantors. Except where the interests of the Company and the Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Company or such Guarantor shall defend the claim and the Trustee or Agents shall cooperate in the defense. The Trustee or Agents may have separate counsel and the Company shall pay the properly incurred fees and expenses of such counsel. Each of the Company and any Guarantor need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

To secure the Company’s payment obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee in its capacity as Trustee, except money or property held in trust to pay Principal and interest on the Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

If the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, the expenses and the compensation for the services shall be intended to constitute expenses of administration under any applicable Bankruptcy Law.

The indemnity contained in this Section 7.06 shall survive the termination of this Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement.

Section 7.07. Replacement of Trustee.

A resignation or removal of the Trustee with respect to the Notes and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign at any time and be discharged from the trust hereby created by 30 days’ notice to the Company in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the Company’s consent. The Company may remove the Trustee if:

(A)	the Trustee fails to comply with Section 7.09;

(B)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C)	a receiver or other public officer takes charge of the Trustee or its property; or

(D)	the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointments shall be reasonably satisfactory to the Company (such acceptance not to be unreasonably withheld or delayed).

If the Trustee fails to comply with Section 7.09, any Holder of Notes who has been a bona fide Holder of Notes for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee (subject to the lien provided for in Section 7.06), the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders of Notes.

Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.09. Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that is a corporation which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

ARTICLE 8.

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 8.01. Satisfaction and Discharge of Indenture.

This Indenture shall be discharged and will cease to be of further effect as to the Notes (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Notes; when

(a)            either:

(i)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(ii)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for Principal, premium, if any, and accrued interest to, but not including, the date of Maturity or redemption;

(b)            the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(c)            the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Maturity or the redemption date, as applicable; and

(d)            the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent in this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06, and, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section 8.01 or if money or obligations shall have been deposited with or received by the Trustee pursuant to Section 8.03 or 8.04, the obligations of the Trustee under Sections 8.02 and 8.05 shall survive.

Section 8.02. Application of Trust Funds; Indemnification.

(a)            Subject to the provisions of Section 8.05, all money and Government Securities deposited with the Trustee pursuant to Section 8.01, all money and Government Securities deposited with the Trustee pursuant to Sections 8.03 or 8.04 and all money received by the Trustee in respect of Government Securities deposited with the Trustee pursuant to Sections 8.01, 8.03 or 8.04, shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the persons entitled thereto, of the Principal and interest for whose payment such money has been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Sections 8.03 and 8.04.

(b)            The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Sections 8.01, 8.03 or 8.04 or the interest and principal received in respect of such obligations other than any payable by or on behalf of Holders.

(c)            The Trustee shall deliver or pay to the Company from time to time upon the request of the Company any Government Securities or money held by it as provided in Sections 8.03 or 8.04 that, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such Government Securities or money were deposited or received. This provision shall not authorize the sale by the Trustee of any Government Securities held under this Indenture.

Section 8.03. Legal Defeasance of Notes.

The Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes on the date of the deposit referred to in subparagraph (1) of the proviso hereof, the provisions of this Indenture, as it relates to such outstanding Notes, shall no longer be in effect and any Guarantees of such Notes shall terminate (and the Trustee, at the expense of the Company, shall, upon the Company’s request, execute proper instruments acknowledging the same), except as to:

(a)            the rights of Holders of outstanding Notes to receive, from the trust funds described in subparagraph (1) of the proviso hereof, payment of the Principal of or interest on the outstanding Notes at Maturity thereof in accordance with the terms of this Indenture and the Notes;

(b)            the Company’s obligations under Sections 2.03, 2.06, 2.07, 2.09 and 4.02;

(c)            the rights, powers, trust and immunities of the Trustee hereunder and the duties of the Trustee under Section 8.02 and the duty of the Trustee to authenticate Notes issued on registration of transfer of exchange and the Company’s and the Guarantors’ obligations in connection therewith; and

(d)            the provisions of this Section 8.03;

provided that, the following conditions shall have been satisfied:

(1)            the Company shall have deposited or caused to be deposited irrevocably with the Trustee (or such other entity designated by the Trustee for this purpose), as trust funds in trust for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof in such amounts as will be sufficient, as confirmed, certified or attested to by a firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the Principal of and interest on all outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)            the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge under this Section 8.03 had not occurred;

(3)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(4)            such defeasance pursuant to this Section 8.03 shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

(5)            the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion, following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(6)            the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated by this Section 8.03 have been complied with.

Section 8.04. Covenant Defeasance.

On and after the date of the deposit referred to in subparagraph (1) of the proviso hereof, (a) the Company may omit to comply with any term, provision or condition set forth under Sections 4.03, 4.04, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11 and 5.01 (and the failure to comply with any such provisions shall not constitute a Default or Event of Default under Section 6.01), with respect to the Notes, and (b) an Event of Default specified in Sections 6.01(3), 6.01(4) (only with respect to covenants that are released as a result of such covenant defeasance pursuant to this Section 8.04), 6.01(5) and 6.01(6), in each case, shall not constitute an Event of Default, provided, in the case of (a) and (b), that the following conditions shall have been satisfied:

(1)            the Company shall have deposited or caused to be deposited irrevocably with the Trustee (or such other entity designated by the Trustee for this purpose), as trust funds in trust for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof in such amounts as will be sufficient, as confirmed, certified or attested to by a firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the Principal of and interest on all outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)            the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance under this Section 8.04 had not occurred;

(3)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(4)            such defeasance pursuant to this Section 8.04 shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

(5)            the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion, following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(6)            the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated by this Section 8.04 have been complied with.

Section 8.05. Repayment to Company.

The Trustee and the Paying Agent shall pay to the Company upon the Company’s request any money held by them for the payment of Principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

ARTICLE 9.

SUPPLEMENTS, AMENDMENTS AND WAIVERS

Section 9.01. Without Consent of Holders.

The Company, the Guarantors and the Trustee may supplement or amend this Indenture, the Notes or the Guarantees of the Notes without the consent of any Holder:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended);

(3)	to comply with Article 5;

(4)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(5)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture or the Guarantees of the Notes of any such Holder (including, but not limited to, adding a Guarantor under this Indenture or securing the Notes); or

(6)	to conform the text of the Notes, the Guarantees or this Indenture to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of the Notes, the Guarantees or this Indenture.

Section 9.02. With Consent of Holders.

Subject to Sections 6.04 and 6.07, the Company, the Guarantors and the Trustee, as applicable, may amend or supplement this Indenture, the Notes or the Guarantees of the Notes, with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and the Holders of a majority in principal amount of the then outstanding Notes may also waive any existing Default or compliance with any provision of this Indenture, the Notes or the Guarantees of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, that without the consent of each Holder affected, an amendment, waiver or other modification may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	(i) reduce the principal of or change the fixed maturity of any Note or (ii) reduce the premium payable upon the redemption of the Notes or change the time at which any Note may be redeemed (other than notice provisions) or (iii) reduce the premium payable upon repurchase of the Notes or change the time at which any Note is to be repurchased (other than notice provisions) as described under Section 4.08 at any time after a Change of Control has occurred;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of Principal of, or interest or premium, if any, on any Note (except a rescission of acceleration of such Note by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars (including defaulted interest);

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7)	release OI Group or any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of the Guarantee or this Indenture;

(8)	modify or change any provision of this Indenture affecting the ranking of the Notes or the Guarantees of the Notes in a manner adverse to the Holders of Notes;

(9)	amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment, including premium, if any, on or with respect to the Notes or the Guarantees of the Notes; or

(10)	make any change to this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After any amendment under this Indenture becomes effective, the Company shall provide to the Holders a notice briefly describing any such amendment. Any failure of the Company to provide such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. The Company shall provide supplemental indentures to Holders upon request.

Section 9.03. Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note; provided, however, that unless a record date shall have been established pursuant to Section 2.12(a), any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the amendment or waiver becomes effective. An amendment or waiver shall become effective on receipt by the Trustee of consents from the Holders of the requisite percentage principal amount of the outstanding Notes, and thereafter shall bind every Holder of Notes.

Section 9.04. Notation on or Exchange of Notes.

If an amendment or waiver changes the terms of a Note: (a) the Trustee may require the Holder of the Note to deliver it to the Trustee, the Trustee may, at the written direction of the Company and at the Company’s expense, place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated; or (b) if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.05. Trustee/Agents to Sign Amendments, Etc.

The Trustee shall receive an Officers’ Certificate and an Opinion of Counsel stating that the execution of any amendment or waiver proposed pursuant to this Article is authorized or permitted by this Indenture. Subject to the preceding sentence, the Trustee shall sign such amendment or waiver. The Trustee and any Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s and/or any Agent’s own rights, duties, liabilities or immunities under this Indenture.

ARTICLE 10.

GUARANTEE

Section 10.01. Guarantee.

Subject to the provisions of this Article 10, the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee to each Holder and to the Trustee and its successors and assigns (a) the due and punctual payment of Principal of and interest on the Notes whether at Stated Maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture (including obligations to the Trustee and any Agent) with respect to the Notes and (b) the due and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture with respect to the Notes (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors, and that the Guarantors will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.

The Guarantors waive presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waive notice of protest for non-payment. The Guarantors waive notice of any default under the Notes to which this Article 10 is applicable or the Obligations with respect thereto. The obligations of the Guarantors under this Section 10.01 shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any Obligation; (c) any rescission, waiver, amendment, modification or supplement of any of the terms or provisions of this Indenture (other than this Article 10), the Notes or any other agreement, unless such rescission, waiver, amendment, modification or supplement expressly affects the obligations of any Guarantor under this Section 10.01; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of the Company.

The Guarantors further agree that their Guarantees herein constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waive any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

Except as set forth in this Indenture, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, except as set forth in this Indenture, the obligations of the Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations with respect to the Notes, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law or equity.

The Guarantors further agree that their Guarantees herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation with respect to the Notes is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise, unless such Guarantee has been released in accordance with Section 10.10.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has or may have at law or in equity against the Guarantors by virtue hereof, upon the failure of the Company to pay any Obligation with respect to the Notes when and as the same shall become due, whether at Stated Maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation with respect to the Notes, the Guarantors hereby promise to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid Principal amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holders of the Notes and the Trustee.

The Guarantors agree that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.01.

The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Section 10.02. Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor are limited to the maximum amount as will result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 10.03. Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit C shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee to which this Article 10 is applicable and that this Indenture shall be executed on behalf of such Guarantor by its or its sole member’s President, any Senior Vice President, General Counsel, any Vice President, Secretary or Assistant Secretary. Further, the Company shall cause all future Guarantors to execute a supplemental indenture.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note to which this Article 10 is applicable a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note to which this Article 10 is applicable by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04. Successors and Assigns.

This Article 10 shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 10.05. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.06. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.07. The provisions of this Section 10.06 shall in no respect limit the obligations and liabilities of any Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.07. No Subrogation.

Notwithstanding any payment or payments made by any of the Guarantors hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 10.08. Additional Guarantors; Reinstatement of Guarantees.

OI Group shall cause each Domestic Subsidiary of OI Group (other than the Company) or any of its Restricted Subsidiaries that guarantees Indebtedness under the Credit Agreement, including the reinstatement or renewal of a Guarantee of Indebtedness under the Credit Agreement previously released under the Credit Agreement, to execute and deliver a supplement to this Indenture providing that such Domestic Subsidiary will be a Guarantor hereunder and deliver an Opinion of Counsel and Officers’ Certificate to the Trustee within 30 days of the date on which it executes a Guarantee under the Credit Agreement. Domestic Subsidiaries that are Guarantors on the date any such supplement is executed by an additional Domestic Subsidiary shall not be required to become parties to such supplement and hereby agree to the execution and delivery by any additional Domestic Subsidiary of any such supplement.

Section 10.09. Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by the Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; it being understood that the release of the Guarantees of Guarantors pursuant to Section 10.10 shall not be an amendment or waiver of any provision of this Article 10 and shall not require any action on the part of the Trustee. No notice to or demand on the Guarantors in any case shall entitle the Guarantors to any other or further notice or demand in the same, similar or other circumstances.

Section 10.10. Release of Guarantor.

(a)            A Guarantor shall be automatically released without any action on the part of the Trustee or the Holders from its obligations under this Indenture and Guarantee:

(1)	in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) OI Group or a Restricted Subsidiary of OI Group; or

(2)	in connection with any sale, transfer or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) OI Group or a Restricted Subsidiary of OI Group.

The Trustee shall receive written notice of the release of any Guarantor if such release is effected and, at the written direction of the Company, the Trustee shall execute an appropriate instrument evidencing such release.

(b)            Upon the release of a guarantee by a Domestic Subsidiary under the Credit Agreement, the Guarantee of such Domestic Subsidiary under this Indenture shall be released and discharged at such time and, at the direction of the Company, the Trustee shall, subject to the terms of this Indenture, execute an appropriate instrument evidencing such release.

(c)            Upon the release and discharge from a Guarantor’s liability with respect to the Indebtedness giving rise to the requirement to provide a Guarantee pursuant to Section 4.11 of this Indenture, the Guarantee of such Guarantor under this Indenture shall be released and discharged at such time, provided that in the case of a Domestic Subsidiary only, such Domestic Subsidiary does not then guarantee the Credit Agreement, and, at the direction of the Company, the Trustee shall execute an appropriate instrument evidencing such release.

(d)            Upon defeasance or discharge of the Notes, as provided under Section 8.01 or Section 8.03, the Guarantee of such Guarantor under this Indenture shall be released and discharged at such time and, at the direction of the Company, the Trustee shall, subject to the terms of this Indenture, execute an appropriate instrument evidencing such release.

(e)            If any such Domestic Subsidiary thereafter guarantees obligations under the Credit Agreement (or such released guarantee under the Credit Agreement is reinstated or renewed), then such Domestic Subsidiary will Guarantee the Notes in accordance with this Article 10.

ARTICLE 11.

MISCELLANEOUS

Section 11.01. [Reserved].

Section 11.02. Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing in the English language (or, if not in the English language, accompanied by a certified translation into English) and delivered in person or sent by first-class mail, facsimile transmission or overnight air courier guaranteeing next-day delivery, addressed as follows:

If to the Company:

Owens-Brockway Glass Container Inc.
One Michael Owens Way

Perrysburg, OH 43551

Attention: Treasurer

with a copy to:
Owens-Illinois Group, Inc.
One Michael Owens Way
Perrysburg, OH 43551
Attention: Darrow Abrahams, Esq.
Telephone: (567) 336-5000

If to the Trustee:

Regions Bank

Corporate Trust
51 W Bay Street

2nd Floor

Jacksonville, FL 32202

Phone: 904.998.4995
Attention: Craig A. Kaye

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery.

Except as otherwise provided in this Indenture, any notice or communication to a Holder shall be mailed by first-class mail or facsimile transmission or overnight courier to his address shown on the register kept by the Registrar. Failure to mail (or cause to be delivered) a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If the Company mails (or causes to be delivered) a notice or communication to Holders, it shall mail (or cause to be delivered) a copy to the Trustee at the same time.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 11.03. [Reserved].

Section 11.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or an Agent, as applicable, to take any action under this Indenture, the Company shall furnish to the Trustee or such Agent (it being understood that no Officers’ Certificate or Opinion of Counsel shall be required in connection with the issuance of any Notes as of the Issue Date), as applicable:

(a)            an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than the certificate provided for in Section 4.04) shall include:

(1)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an officer’s certificate or certificates of public officials.

Section 11.06. Rules by Trustee and Agents.

The Trustee as to Notes may make reasonable rules for action by or at a meeting of Holders of Notes. The Registrar and any Paying Agent or Authenticating Agent may make reasonable rules and set reasonable requirements for their functions.

Section 11.07. Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions in New York City, New York, are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.08. No Recourse Against Others.

A past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor, if any, or any successor corporation shall not have any liability for any obligations of the Company or any Guarantor, if any, under the Notes, this Indenture or the Guarantees of the Notes, if any, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration of issuance of the Notes.

Section 11.09. Counterparts.

This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 11.10. Governing Law.

This Indenture, the Notes and the Guarantees of the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 11.11. [Reserved]

Section 11.12. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.13. Effect of Headings, Table of Contents, Etc.

The Article and Section headings herein and the table of contents are for convenience only and shall not affect the construction hereof.

Section 11.14. Successors and Assigns.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.15. No Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.16. Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agree to provide to the Trustee and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable AML Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and all as of the date first above written.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ Catalina Sierra
Name:	Catalina Sierra
Title:	Vice President, Treasurer

On behalf of each entity named on the attached Annex A, in the capacity set forth for such entity on such Annex A

By:	/s/ John A. Haudrich
Name: John A. Haudrich

[Indenture Signature Page]

REGIONS BANK, as Trustee

By:	/s/ Kristine Prall
Name: Kristine Prall
Title: Vice President

[Indenture Signature Page]

ANNEX A

Name of Entity	Title of Officer Executing on Behalf of Such Entity
OI Australia Inc.	President
OI General FTS Inc.	President
O-I Packaging Solutions LLC	President
Owens-Illinois Group, Inc.	Assistant Treasurer
Owens-Brockway Packaging, Inc.	Vice President and Assistant Treasurer
Owens-Illinois General Inc.	President, Chairman and Chief Executive Officer

 ANNEX A

EXHIBIT A
FORM OF CERTIFICATE OF TRANSFER

Owens-Brockway Glass Container Inc.
c/o Owens-Illinois Group, Inc.
One Michael Owens Way
Perrysburg, OH 43551

Attention: Treasurer

Re:  9.500% Senior Notes due 2033

(CUSIP/ISIN __________)

Reference is hereby made to the Indenture, dated as of May 18, 2026 (the “Indenture”), by and among Owens-Brockway Glass Container Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors and Regions Bank, a state banking corporation existing under the laws of the State of Alabama, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $______ in such Note[s] or interests (the “Transfer”), to __________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.            ☐   Check if Transferee will take delivery of a beneficial interest in a 144A Global Security or a Definitive Security pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Security is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Security for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting, the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Security and/or the Definitive Security and in the Indenture and the Securities Act.

2.            ☐   Check if Transferee will take delivery of a beneficial interest in a Regulation S Global Security or a Definitive Security pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Security and/or the Definitive Security and in the Indenture and the Securities Act.

3.            ☐   Check and complete if Transferee will take delivery of a beneficial interest in the Global Security or a Definitive Security pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Securities and Restricted Definitive Securities and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)            ☐   such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)            ☐   such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)            ☐   such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.            ☐   Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Security or an Unrestricted Definitive Security.

(a)            ☐   Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.

(b)            ☐   Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.

(c)            ☐   Check if Transfer is pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities or Restricted Definitive Securities and in the Indenture.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.            The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)            ☐   a beneficial interest in the:

(i)            ☐   144A Global Security (CUSIP/ISIN ____), or

(ii)           ☐   Regulation S Global Security (CUSIP/ISIN ____), or

(b)            ☐   a Restricted Definitive Security.

2.            After the Transfer the Transferee will hold:

[CHECK ONE]

(a)            ☐   a beneficial interest in the:

(i)            ☐   144A Global Security (CUSIP/ISIN ________), or

(ii)           ☐   Regulation S Global Security (CUSIP/ISIN ________), or

(iii)          ☐   Unrestricted Global Security (CUSIP/ISIN _______), or

(b)            ☐   a Restricted Definitive Security; or

(c)            ☐   an Unrestricted Definitive Security,

in accordance with the terms of the Indenture.

EXHIBIT B

FORM OF CERTIFICATE OF EXCHANGE

Owens-Brockway Glass Container Inc.
c/o Owens-Illinois Group, Inc.
One Michael Owens Way
Perrysburg, OH 43551

Attention: Treasurer

Re:  9.500% Senior Notes due 2033

(CUSIP/ISIN __________)

Reference is hereby made to the Indenture, dated as of May 18, 2026 (the “Indenture”), by and among Owens-Brockway Glass Container Inc., A Delaware corporation, as issuer (the “Company”), the Guarantors and Regions Bank, a state banking corporation existing under the laws of the State of Alabama, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.            Exchange of Restricted Definitive Securities or Beneficial Interests in a Restricted Global Security for Unrestricted Definitive Securities or Beneficial Interests in an Unrestricted Global Security

(a)            ☐   Check if Exchange is from beneficial interest in a Restricted Global Security to beneficial interest in an Unrestricted Global Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for a beneficial interest in an Unrestricted Global Security in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Securities and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)            ☐   Check If Exchange is from Restricted Definitive Security to beneficial interest in an Unrestricted Global Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for a beneficial interest in an Unrestricted Global Security, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

B-1

(c)            ☐   Check if Exchange is from Restricted Definitive Security to Unrestricted Definitive Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for an Unrestricted Definitive Security, the Owner hereby certifies (i) the Unrestricted Definitive Security is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.            Exchange of Restricted Definitive Securities for Restricted Definitive Securities or Beneficial Interests in Restricted Global Securities

(a)            ☐   Check if Exchange is from Restricted Definitive Security to beneficial interest in a Restricted Global Security. In connection with the Exchange of the Owner’s Restricted Definitive Security for a beneficial interest in the [CHECK ONE] __144A Global Security, ___ Regulation S Global Security with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Securities and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Security and in the Indenture and the Securities Act.

The Company or the Trustee may require, prior to registering any exchange of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Owner]

By:
Name:
Title:

Dated: __________________

B-2

EXHIBIT C

FORM OF GUARANTEE

For value received, the undersigned (including any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of May 18, 2026, as such Indenture may be supplemented or amended (the “Indenture”) by and among Owens-Brockway Glass Container Inc. (the “Company”), the Guarantors listed on the signature pages thereto, and Regions Bank, a state banking corporation existing under the laws of the State of Alabama as Trustee (“Trustee”), (a) the due and punctual payment of Principal of and interest on the Notes (as defined in the Indenture), whether at Stated Maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee and any Agent) with respect to the Notes and (b) the due and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture with respect to the Notes. The obligations of the undersigned to the Holders of such Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of this Guarantee. The undersigned further agree that the obligations may be extended or renewed, in whole or in part, without notice or further assent from the undersigned, and that the undersigned will remain bound under Article 10 of the Indenture notwithstanding any extension or renewal of any obligation.

The terms of the Indenture, including, without limitation, Article 10 of the Indenture, are incorporated herein by reference. Capitalized terms used herein shall have the meanings assigned to them in the Indenture unless otherwise indicated.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

[Name of Guarantor]

By:
Name:
Title:

 C-1

EXHIBIT D

[FORM OF NOTE]

[Insert the Global Security Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert, if applicable, the Regulation S Legend, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend]

OWENS-BROCKWAY GLASS
CONTAINER INC.

9.500% Senior Notes due 2033

Number:	ISIN ____________[1]	$________
CUSIP No. _________[2]

OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company, or registered assigns, the principal sum of            DOLLARS ($_________) on June 1, 2033.

Interest Payment Dates: June 1 and December 1, commencing ______________.

Record Dates: May 15 and November 15.

Additional provisions of this Note are set forth below following the signature of the authorized officer of the Company.

1 Rule 144A: US69073TAW36 / Regulation S: USU68337AQ46

2 Rule 144A: 69073T AW3 / Regulation S: U68337 AQ4

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually, electronically or by facsimile by its duly authorized officer.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:
Name:
Title:

Dated: [               ] [    ], 20[   ]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Name:
Title:

Dated: [ ] [ ], 20[ ]

OWENS-BROCKWAY GLASS CONTAINER INC.

9.500% SENIOR NOTES DUE 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (such entity, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on this Note shall accrue from the most recent interest payment date to which interest has been paid or provided for, as the case may be, or, if no interest has been paid, from and including [the date of issuance of Initial Notes or the last interest payment date prior to the issuance of any Additional Notes, as applicable]; interest on this Note shall be payable semi-annually on June 1 and December 1 of each year until maturity, or, if such day is not a Business Day, on the next succeeding Business Day and no interest shall accrue for the intervening period (each, an “Interest Payment Date”), commencing on ; and interest on this Note shall be payable to holders of record on the May 15 and November 15 immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay defaulted interest on overdue interest, plus (to the extent lawful) any interest payable on the defaulted interest, as provided in Section 2.11 of the Indenture.

2.	Method of Payment

The Company will pay interest on this Note (except defaulted interest) to the Persons who are holders (“Holders”) of record in the note register of the Company (the “Register”) of this Note at the close of business on the May 15 and November 15 (each, a “Record Date”) next preceding the Interest Payment Date, in each case even if the Note is cancelled solely by virtue of registration of transfer or registration of exchange after such Record Date. The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a Holder of Notes holds Notes as Definitive Securities and has given wire instructions to the Company, the Company will pay all Principal of and interest on this Note in accordance with those instructions, and this Note may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be a Corporate Trust Office of the Trustee); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of each Holder as such address appears in the Register; provided further that payment by wire transfer of immediately available funds will be required with respect to Principal of and interest on all Global Securities in accordance with the procedures of DTC and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent and Registrar

Initially, Regions Bank, a state banking corporation existing under the laws of the State of Alabama (the “Trustee”), will also act as Paying Agent and Registrar for the Notes. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture

The Company issued this Note under an Indenture dated as of May 18, 2026 among the Company, the Guarantors and the Trustee (the “Indenture”). This Note is a series designated as the “9.500% Senior Notes due 2033” of the Company. The Company may issue Additional Notes of this series after this Note has been issued. The Notes of this series and any Additional Notes of this series subsequently issued under the Indenture shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that Additional Notes will not be issued with the same CUSIP or ISIN, as applicable, as the Notes of this series unless such Additional Notes are fungible with the Notes of this series for U.S. federal income tax purposes. The terms of this Note include those stated in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. Any conflict between the terms of this Note and the Indenture will be governed by the Indenture.

5.	Optional Redemption

On and after June 1, 2029, the Company may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.02 and Section 3.03 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Year	Redemption Price
2029	104.750%
2030	102.375%
2031 and thereafter	100.000%

At any time prior to June 1, 2029, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes), upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.02 and Section 3.03 of the Indenture, at a redemption price of 109.500% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the redemption date, with the net cash proceeds of one or more Equity Offerings to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock of the Company; provided that:

(1)	at least 50% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by OI Glass (or any Parent) and its Subsidiaries) (unless all notes are redeemed substantially concurrently therewith); and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time prior to June 1, 2029, the Company may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.02 and Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to (but not including), the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date).

“Applicable Premium” means, with respect to any Note on any redemption date, an amount equal to the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of the sum of (1) 100% of the principal amount that would be payable on such Note on June 1, 2029 plus (2) all required interest payments due on such Note through June 1, 2029 (excluding accrued but unpaid interest to the redemption date) computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date calculated as the average of the five most recent daily rates of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Selected Interest Rates (Daily)—H.15 release that has become publicly available at least two Business Days prior to the redemption date (or, if such release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2029 provided, however, that if the period from the redemption date to June 1, 2029 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield can be calculated, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields can be calculated except that if the period from the redemption date to June 1, 2029 is less than one year, the calculated weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

For the avoidance of doubt, the Trustee shall have no responsibility, obligation or liability for the calculation of the Applicable Premium.

In addition, the Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

6.	Mandatory Redemption

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to this Note.

7.	Repurchase at the Option of Holder

If a Change of Control occurs, unless the Company has exercised its right to redeem the Notes pursuant to the terms of the Indenture, each Holder of this Note will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture.

In the event Holders of not less than 90% of the aggregate principal amount of the outstanding Notes tender and do not withdraw such Notes in a Change of Control Offer and the Company purchases all the properly tendered and not withdrawn Notes held by such Holders, within 90 days of such purchase, the Company will have the right, upon not less than 10 days and not more than 60 days prior notice to Holders as provided under Section 3.03 of the Indenture, to redeem all the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment (it being understood that the date of purchase for purposes of such definition is the redemption date) (subject to the right of Holders of record on the relevant record date to receive interest due on the Notes on the relevant interest payment date).

8.	Notice of Redemption

Notice of redemption shall be provided at least 10 days but not more than 60 days before the redemption date to each Holder of this Note to be redeemed; provided that a redemption notice may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of this Note or a satisfaction and discharge of the Indenture. Denominations of this Note larger than $2,000 (in integral multiples of $1,000 in excess thereof) may be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. If this Note is to be redeemed in part only, the notice of redemption that relates to that portion to be redeemed shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest ceases to accrue on the Note or portions thereof called for redemption.

9.	Denominations; Transfer; Exchange

The Note is in registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange the Note in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require the payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith, subject to and as permitted by the Indenture.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Repayment to Company

The Trustee and the Paying Agent shall pay to the Company upon the Company’s request any money held by them for the payment of Principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

12.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under this Note and the Indenture if the Company deposits with the Trustee (or such other entity designated by it for this purpose) money and/or Government Securities for the payment of Principal and interest on this Note to Maturity as provided in the Indenture.

13.	Defaults and Remedies

Under the Indenture, Events of Default include: (1) the Company defaults in the payment of interest on or with respect to the Notes when the same becomes due and payable and the default continues for a period of 30 days; (2) the Company defaults in the payment of the Principal of the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (3) failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions of Section 4.08 of the Indenture; (4) failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or the Holders of at least 30% in principal amount of the Notes then outstanding under the Indenture to comply with any of the other agreements (other than those specified in clause (3) above) in the Indenture, the Notes and the Guarantees of the Notes (with respect to any Guarantor); (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity; and in any individual case, (i) the principal amount of any such Indebtedness is equal to or in excess of $100.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200.0 million or more and (ii) OI Group has received notice specifying the default from the Trustee or the Holders of at least 30% in principal amount of the Notes then outstanding under the Indenture and does not cure the default within 30 days; (6) any final judgment or order for payment of money in excess of $100.0 million in any individual case and $200.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment or order shall not have been paid, discharged or stayed for a period of 60 days after its entry; (7) except as permitted by the Indenture, any Guarantee of the Notes by OI Group or any Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or OI Group or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes; (8) the Company, OI Group or any Significant Subsidiary of OI Group pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing its inability generally to pay its debts as the same become due; and (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company, OI Group or any Significant Subsidiary of OI Group in an involuntary case; (b) appoints a Custodian of the Company, OI Group or any Significant Subsidiary of OI Group or for all or substantially all of such entity’s property; or (c) orders the liquidation of the Company, OI Group or any Significant Subsidiary of OI Group, and, with respect to (a), (b) and (c), the order or decree remains unstayed and in effect for 60 days.

If an Event of Default other than an Event of Default specified in clauses (8) and (9) of the preceding paragraph occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the then outstanding Notes by notice in writing to the Company and the Trustee, in the case of notice by the Holders, specifying the respective Event of Default and that it is a “notice of acceleration” as provided in the Indenture, may declare the unpaid Principal of and any accrued and unpaid interest on all the Notes to be due and payable immediately. Upon such declaration the Principal (or such lesser amount) and interest shall be due and payable immediately. If an Event of Default specified in clauses (8) or (9) of the preceding paragraph occurs, all outstanding Notes shall become and be due and payable immediately without any declaration, act or notice or other act on the part of the Trustee or any Holders. At any time after a declaration of acceleration with respect to the Notes has been made, the Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, under certain circumstances, rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes have been cured or waived except non-payment of Principal (or such lesser amount) or interest that has become due solely because of the acceleration.

Subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of this Note, unless such Holder shall have offered and, if requested, provided to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, with respect to this Note.

14.	Supplements, Amendments and Waivers

Subject to certain exceptions, the Indenture, the Notes or the Guarantees of the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Guarantees of the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). The Company and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees of the Notes without notice to or the consent of any holder of Notes in certain circumstances described in the Indenture.

15.	Trustee Dealings with the Company

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates, with the same rights as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

16.	No Recourse Against Others

A past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor, if any, or any successor corporation shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Guarantees of the Notes, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17.	Guarantees

This Note will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

18.	Governing Law

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

19.	[Reserved]

20.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually or electronically signs or signs by facsimile the certificate of authentication hereon.

21.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

22.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture and the form of Note. Such requests may be addressed to:

Owens-Brockway Glass Container Inc.
One Michael Owens Way
Perrysburg, OH 43551
Attention: Treasurer

with a copy to:
c/o Owens-Illinois Group, Inc. One Michael Owens Way Perrysburg, OH 43551 Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

[Print or type assignee’s name, address and zip code]

[Insert assignee’s soc. sec. or tax I.D. No.]

and irrevocably appoint

[Print or type agent’s name]

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

SIGNATURE GUARANTEE

Participant in a Recognized Signature

Guarantee Medallion Program

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.08 of the Indenture, check the box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.08 of the Indenture, state the amount you elect to have purchased: $_______________

Date: ___________________	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SIGNATURE GUARANTEE

Participant in a Recognized Signature

Guarantee Medallion Program

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY*

The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Security, or exchanges of a part of another Global Security or Definitive Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

* This should be included only if the Note is issued in global form.

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among [__________________] (the “Guaranteeing Subsidiary”) and Regions Bank, a state banking corporation existing under the laws of the State of Alabama, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 18, 2026, providing for the issuance by the Company of an unlimited aggregate principal amount of 9.500% Senior Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.            Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

4.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5.            Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

6.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.            Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

REGIONS BANK, as Trustee

By:
Name:
Title:

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